EXHIBIT 99.1
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Media and Investor Contacts:

Val Heusinkveld
Extended Systems
208-322-7575


       EXTENDED SYSTEMS EXPECTS TO REPORT SECOND QUARTER PROFITABILITY AND
                         YEAR-OVER-YEAR REVENUE GROWTH


BOISE, Idaho--(January 13, 2005)--Extended Systems Incorporated (NASDAQ: XTNDE), a leading provider of mobile application solutions for the enterprise, said todaY it expects to report fiscal 2005 second quarter revenue in excess of $9.5 million. Additionally, the Company expects to report income from operations and net income per share for the second quarter. The Company had previously forecasted revenue in the range of $7.5 million to $8.5 million and per share results ranging from a net loss per share of ($0.04) to net income of $0.01 for the quarter ended December 31, 2004.

Extended Systems attributed the upward revision in anticipated revenue to a combination of factors--including increased sales of enterprise mobility software products and increased revenue from its professional services organization. Additionally, the Company's revenue from European customers increased due to more favorable than forecasted exchange rates for the euro and British pound sterling.

The Company will announce its fiscal 2005 second quarter results on January 25, 2005, when a press release containing second quarter financial results will be transmitted to the news media immediately following the close of regular trading. The Company will also hold a conference call to discuss the results beginning at 5:00 p.m. Eastern on January 25, 2005.

Those wishing to participate should call 877-407-9205 (International dial 201-689-8054) at approximately 4:50 p.m. Eastern. A simultaneous live webcast and replay of the call will be available on the Extended Systems web site at www.extendedsystems.com/q2call and on
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www.vcall.com. A replay of the call will also be available by telephone through
January 26, 2005 at 877-660-6853 (International dial 201-612-7415), account number 1628 and conference ID number 134618.

ABOUT EXTENDED SYSTEMS
Extended Systems provides the expertise, strategy and solutions to help enterprise organizations streamline their business processes through mobile technology. The Company's OneBridge mobile solutions suite enables companies to mobilize critical enterprise applications such as e-mail, field service, sales force automation (SFA), enterprise resource planning (ERP) and customer relationship management (CRM). Extended Systems has more than 2,500 enterprise customers worldwide and key alliance relationships. Founded in 1984, Extended Systems has offices and subsidiaries in the United States and worldwide. For more information, call 1-800-235-7576 or visit the Company web site at www.extendedsystems.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including statements regarding expected revenue and financial results for the Company's second quarter of fiscal 2005. These statements are subject to risks and uncertainties. These risks and uncertainties include adjustments to revenue that may occur during the closing of the Company's books and the preparation of financial statements and disclosures, and other risks as detailed from time-to-time in Extended Systems' SEC filings, including its 2004 Annual Report on Form 10-K filed September 29, 2004 and its 2005 Quarterly Reports on Form 10-Q.